Exhibit 99.01

Sento’s 2Q Revenues Rise 51%

AMERICAN FORK, Utah, October 19, 2004 — Sento Corporation (Nasdaq: SNTO - news) a leading provider of integrated, multi-channel customer support, announced financial results for its second fiscal quarter ended September 30, 2004.

For its second fiscal quarter ended September 30, 2004, Sento’s revenues increased by 51% to $6.2 million compared to $4.1 million for last year’s second fiscal quarter.  This strong growth coupled with Sento’s first quarter growth led to a 55% revenue increase for this year’s six-month year-to-date revenue of $12.7 million compared to the $8.2 million for last year’s comparable period.

Gross profit for the second fiscal quarter increased by 54% to $529,000 compared to $343,000 for last year’s second fiscal quarter.  Gross profit increased by 143% to $1,320,000 during the first six months of fiscal 2005 compared to $544,000 in the same period of fiscal 2004.  Additionally gross profit as a percent of sales increased by 3.7 percentage points to 10.4% in the first six months of fiscal 2005 versus 6.6% in the same period of fiscal 2004.  The increase was primarily related to leveraging comparable fixed costs across higher revenues.

The six-month net loss attributable to common stockholders for fiscal 2005 improved 27% to $(747,000), or $(0.20) per share, versus $(1,017,000), or $(0.46) per share for the comparable period in fiscal 2004.  A portion of the improvement was related to an $87,000 decrease in the first six months of fiscal 2005 for non-cash expenses and dividends relating to stock option and warrant transactions as compared to the first six months of fiscal 2004.  Net loss for the second fiscal quarter was $(555,000), or $(0.15) per share, compared to a net loss of $(478,000), or $(0.21) per share, for last year’s second fiscal quarter.  The primary reasons for the increased loss in the quarter ending September 30, 2004 were one-time training expenses, investments in product development and an increase in general and administrative expense for additional employees hired to respond to increased demand for Sento products and services.  However, the net loss as a percent of revenue improved by 4.6 percentage points to -6.2% in the fiscal 2005 second quarter compared to -10.2% in the same period of fiscal 2004.

“We continue to deliver revenue growth and margin improvement.  Historically, our first and second fiscal quarters have generated lower revenues and gross margins than our third and fourth quarters, principally due to certain seasonal business.  Our stated goal of reducing the seasonality of our revenues is being realized with the addition of organic and new business generated during our most recent two quarters.  We anticipate that our margins will continue to be somewhat impacted during the third quarter as we incur additional training and labor expenses surrounding the implementation of additional new business from current clients.  However, we also expect to realize revenue and operating income improvements during the remaining six months of our fiscal year and beyond,” reported Anthony J. Sansone, Chief Financial Officer.

In conclusion Mr. Sansone stated, “Our balance sheet remains strong with $6.9 million in cash and $6.8 million in working capital.”

“We are extremely pleased with our revenue growth so far this year.  Our client base continues to evolve toward clients with strong year-round service demand and seasonal needs that buttress our traditionally strong third and fourth quarters.  We believe our stated goal of reaching $30 million in revenue and generating operating profit for fiscal 2005 is right on target” stated Patrick O’Neal, President and CEO.  Mr. O’Neal further commented, “Given our strong cash position, we also have been evaluating several strategic opportunities over the last six months and hope to identify the right opportunity in the near future.”

CONFERENCE CALL

Sento senior management will host a conference call today at 2:15 p.m. Mountain Time (4:15 p.m. Eastern Time) to discuss Sento’s results, business developments, and growth opportunities.  To access the call, dial 904-779-4711, in or outside the U.S., five minutes before start time.  The confirmation number will be 27281031.  In addition, this call will be Web cast by CCBN and can be accessed at Sento’s Web site at: www.sento.com.  The Web cast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  The Web cast of this call will be available for two months by visiting one of CCBN’s Web sites as stated above.

SENTO PROFILE

Sento Corporation (www.sento.com) has emerged as a leading provider of outsourced customer care and sales support services, managing customer relationships for a growing number of high-profile companies across multiple industries. Through Sento’s Customer Choice Platform™, an integrated suite of multi-channel CRM technologies, customers are given a choice of self-service and assisted-service options—via web, e-mail, chat, and phone—for increased customer satisfaction with dramatic cost savings to Sento’s clients. Sento provides support in 17 languages.

FORWARD LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Sento’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date.  Sento assumes no obligation to update any forward-looking statement.  Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company’s stock price has historically been volatile; variations in market and economic conditions; the effect on the Company’s earnings of the repricing of options;  the Company’s dependence on its limited number of key clients; reduction in services requested by the Company’s clients resulting in lower revenues for the Company; the Company’s ability to complete negotiations and execute client agreements; risk of emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors.  Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company’s current expectations, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB, as amended.

Contact:

Patrick F. O’Neal, CEO, Sento at 801-772-1417 or pat_oneal@sento.com
Anthony Sansone, CFO, Sento at 801-772-1410 or tony_sansone@sento.com

Or, for brokers and financial industry members, Laurie S. Roop, President, Shareholder Relations at 435-652-3884 or laurie@shareholder-relations.net

SENTO CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	September 30, 2004	March 31, 2004
	(Unaudited)
Assets

Current assets:
Cash and short-term investments	$6,860,645	$6,567,811
Accounts receivable (net)	2,749,594	4,632,111
Other current assets	464,487	456,182
Total current assets	10,074,726	11,656,104

Property and equipment (net)	4,377,190	4,220,560
Other assets	185,877	132,896
Total assets	$14,637,793	$16,009,560

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital lease obligations	$814,234	$728,357
Accounts payable	1,050,128	1,334,409
Accrued liabilities and other	1,456,353	2,394,204
Total current liabilities	3,320,715	4,456,970

Long-term debt and capital lease obligations, net of current portion	943,768	656,324

Stockholders’ equity	10,373,310	10,896,266

Total liabilities and stockholders’ equity	$14,637,793	$16,009,560

SENTO CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Six Months Ended September 30, 2004	Six Months Ended September 30, 2003

Revenues	$6,168,960	$4,085,034	$12,735,708	$8,239,665
Cost of sales	5,639,975	3,742,276	11,415,927	7,695,432

Gross profit	528,985	342,758	1,319,781	544,233

Product development	114,963	—	233,976	—
Selling, general and administrative	911,623	663,586	1,738,104	1,264,933
Non-cash charge for valuation of warrants	74,909	—	186,501	—
Stock-based compensation expense (benefit)	(15,659)	35,341	(166,408)	49,558
Operating loss	(556,851)	(356,169)	(672,392)	(770,258)
Other income (expense), net	5,031	(75,583)	(29,841)	(144,691)
Non-cash charge for valuation of warrants and conversion of debentures	(3,069)	(46,154)	(7,326)	(102,546)
Net loss	(554,889)	(477,906)	(709,559)	(1,017,495)
Deemed dividend as a result of warrant modifications	—	—	(37,875)	—
Net loss attributable to common stockholders	$(554,889)	$(477,906)	$(747,434)	$(1,017,495)

Basic and diluted loss per share	$(0.15)	$(0.21)	$(0.20)	$(0.46)

Weighted average number of common and common equivalent shares outstanding	3,732,326	2,270,162	3,680,006	2,201,695

SENTO CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	September 30, 2004	September 30, 2003
Cash flows from operating activities:
Net loss	$(709,559)	$(1,017,495)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	799,944	831,643
Accretion of debenture for warrant and non-cash charge for conversion of debentures	193,827	102,546
Stock-based compensation	(166,408)	49,558
Changes in operating assets and liabilities:
Accounts receivable	1,882,517	311,610
Other assets	(82,095)	(61,642)
Accounts payable	(284,281)	(234,461)
Accrued liabilities	(389,222)	120,203
Net cash provided by operating activities	1,244,723	101,962
Cash flows from investing activities:
Purchase of property and equipment	(778,629)	(330,362)
Cash flows from financing activities:
Principal payments on long-term debt and debentures	(510,093)	(1,292,721)
Net borrowings under line of credit	—	664,934
Proceeds from long-term debt, capital leases and debentures	720,173	540,000
Payment of accrued offering costs	(603,823)	—
Proceeds from stock options exercised	180,617	7,298
Proceeds from stock issued through employee stock purchase plan	39,866	—
Net cash used in financing activities	(173,260)	(80,489)
Net increase (decrease) in cash	292,834	(308,889)
Cash at beginning of period	6,567,811	2,583,337
Cash at end of period	$6,860,645	$2,274,448